TO ALL ITT CORPORATION SHAREHOLDERS:

                                 THERE IS NO AUCTION
                                AFTER NOVEMBER 12TH!

                        IF HILTON'S NOMINEES ARE NOT ELECTED,
                               HILTON'S OFFER IS GONE.

         Over the last nine months, the board and management of ITT Corporation has done everything in its power to avoid selling the Company. If Rand Araskog and his directors had their way, ITT would never be sold.

         It was only a few weeks ago that the incumbent board and management tried to cram down ITT's inferior "Comprehensive Plan" without seeking ITT shareholder approval. Remember what the Nevada Federal Court concluded about ITT's attempts to evade Hilton and the ITT shareholders with its "Comprehensive Plan":

                         "IT HAS AS ITS PRIMARY PURPOSE THE
                      ENTRENCHMENT OF THE INCUMBENT ITT BOARD"1

         Now the same ITT Board is urging shareholders to vote for ITT's slate of directors so that ITT can hold an "auction" of the Company. But, if the incumbent directors are elected at the November 12th Annual Meeting there will be no auction and no Hilton offer. How can you even be sure ITT would complete the proposed Starwood sale?

         ITT now seeks to take credit for value created by Hilton's offer, despite having fought it every step of the way. VALUE HAS BEEN CREATED IN SPITE OF THE ITT BOARD. It was only THE EFFORTS OF HILTON and THE DECISION OF THE UNITED STATED DISTRICT COURT IN NEVADA that prevented ITT from depriving shareholders of your right to vote to determine the future of your company.

                              TRUSTING ITT IS A GAMBLE

                       PLEASE VOTE THE WHITE PROXY CARD TODAY!

                 Elect Hilton's Nominees on November 12 For A Board
                       That Is Truly Committed To Selling ITT

                                      IMPORTANT
         DO NOT DELAY! Vote the WHITE proxy card as soon as you receive it.
         REMEMBER--Tuesday the 11th of November is a U.S. post office holiday with no regularly scheduled mail deliveries. TO BE SURE YOUR PROXY IS RECEIVED IN TIME PLEASE USE EXPRESS MAIL, FEDEX, OR UPS NEXT DAY MAIL. If you have any questions or need assistance in completing the WHITE proxy card, please contact:

                  [LOGO OF     156 Fifth Avenue, New York, New York  10010
                  MACKENZIE           (212) 929-5500 (call collect)
                  PARTNERS, INC.]                 or
                                    CALL TOLL-FREE (800) 322-2885

                                      [LOGO OF
                                       HILTON
                                 HOTELS CORPORATION]


         1  Hilton Hotels Corporation and HLT Corporation vs. ITT
         Corporation, United States District Court, District of Nevada LEXIS 15707, p.28. (October 2, 1997, PMP).


         TO ALL ITT CORPORATION SHAREHOLDERS:

                            NOW IS THE TIME TO CHOOSE

         After nine months of being stiff-armed by ITT's incumbent Board, you finally have the right to choose. The incumbent directors took every step possible to deprive you of this vote, but thanks to Hilton's efforts, the choice is now yours.

                            HILTON'S OFFER IS SUPERIOR

         Hilton's $80 offer is far superior to the ITT/Starwood recap plan. With Hilton's offer you get:

              MORE CASH: $2.2 BILLION MORE. And soon--WITHIN 10 DAYS AFTER THE ELECTION. With ITT/Starwood, you'll see nothing for months, if ever.

              MORE CERTAINTY: Hilton is committed to A QUICK CLOSING. The ITT/Starwood plan has significant regulatory hurdles and is conditioned on the validity of Starwood's questionable tax breaks--tax breaks that Congress plans to review. And then there's the "ITT factor"--ARE YOU REALLY CONVINCED THE INCUMBENT BOARD WILL CLOSE?

              MORE VALUE: In addition to more cash, you get SHARES IN A POWERHOUSE COMPANY--the world's largest lodging and gaming company--and share value protected by CVPs. With ITT/ Starwood, you get a thinly-traded, high multiple stock, in a company consisting of more than two thirds of assets you already own. Isn't this just an ITT acquisition of Starwood--at an inflated price?

              TAX FREE STOCK: Hilton will restructure its second step merger so that THE SHARES YOU RECEIVE WILL BE TAX FREE. Shareholders who prefer tax free treatment can choose TAX FREE SHARES, WITH PROTECTED SHARE VALUE, leaving EVEN MORE CASH FOR THOSE WHO PREFER IT. With ITT/Starwood, all the stock you receive is taxable--YOU MIGHT NOT EVEN GET ENOUGH CASH TO PAY YOUR TAXES.

                     THERE IS NO AUCTION AFTER NOVEMBER 12TH

         An auction? A "special committee"? Nine months after Hilton began its offer, four months after the incumbent Board tried to end run ITT shareholders with their illegal "comprehensive plan," three weeks after the incumbents committed over $250 million of break-up fees to Starwood without even speaking with Hilton? And only a few days prior to the election? DO YOU REALLY BELIEVE IT? We don't, and we won't play this game. IF THE INCUMBENT ITT DIRECTORS ARE REELECTED, THE HILTON OFFER IS GONE.

                                THE CHOICE IS NOW!

                      PLEASE VOTE THE WHITE PROXY CARD TODAY


                                    IMPORTANT
         DO NOT DELAY! Vote the WHITE proxy card as soon as you receive it. REMEMBER--Tuesday the 11th of November is a U.S. post office holiday with no regularly scheduled mail deliveries. TO BE SURE YOUR PROXY IS RECEIVED IN TIME PLEASE USE EXPRESS MAIL, FEDEX, OR UPS NEXT DAY MAIL. If you have any questions or need assistance in completing the WHITE proxy card, please contact:

                  [LOGO OF     156 Fifth Avenue, New York, New York  10010
                  MACKENZIE           (212) 929-5500 (call collect)
                  PARTNERS, INC.]                 or
                                    CALL TOLL-FREE (800) 322-2885

                                      [LOGO OF
                                       HILTON
                                 HOTELS CORPORATION]